                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

             THIS AGREEMENT is made as of the 13th day of May, 2005

BETWEEN:

               COREL INC.

               (the "Corporation")

               - AND -

               RANDY EISENBACH

               (the "Executive")

RECITAL:

          WHEREAS The Corporation and the Executive wish to enter into this Agreement to set out the rights and obligations of each of them respecting the Executive's continued employment with the Corporation.

          AND WHEREAS this Agreement shall replace and supersede all previous employment agreements including the Employment Agreement dated December 1, 2004.

          NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive agree as follows:

1.   DEFINITIONS

In this Agreement,

     1.1 "Accommodation and Travel Expenses" means the amounts referred to in sections 4.2, 4.3 and 4.4;

     1.2 "Agreement" means this agreement as it may be amended from time to time;

     1.3 "Affiliate" has the meaning attributed to such term in the Business Corporations Act (Ontario) as the same may be amended from time to time and any successor legislation thereto, and includes an Associate;

     1.4 "Associate" has the meaning attributed to such term in the Business Corporations Act (Ontario) as the same may be amended from time to time and any successor legislation thereto;

     1.5  "Benefits" has the meaning set out in section 6;

     1.6  "Board" means the Board of Directors of Corel Corporation;

     1.7 "Business" means the bus iness development, marketing or sale of computer software for office productivity or graphics;

     1.8  "Commencement Date" means May 13, 2005;

     1.9 "Confidential Information" means all information, intellectual property (including trade secrets) and facts relating to and used or proposed to be used in the Business of the Corporation and its Affiliates, acquired by the Executive during any period in which the Executive was affiliated with the Corporation in the capacity of an employee, director or shareholder which is confidential based upon its nature or the circumstances surrounding its disclosure, and includes, without limiting the generality of the foregoing, information:

          (i) relating to the Corporation's or an Affiliate's products and services or to the Corporation's or a Affiliate's research and development projects or plans;

          (ii) relating to the Corporation's or an Affiliate's trade secrets, technology, patentable and unpatentable inventions, discoveries, processes, test procedures and results, records, specifications, data, formulations, know-how, samples, specimens, manufacturing processes and regulatory information;

          (iii) relating to the Corporation's or an Affiliate's business policies, strategies, operations, finances, plans or opportunities, including the identity of, or particulars about, the Corporation's or an Affiliate's clients or suppliers;

     1.10 "Date of Termination" has the meaning set out in section 7.1 of this Agreement;

     1.11 "Disability" means the mental or physical state of the Executive such that:

          (i) subject to applicable human rights legislation, due to illness, disease, mental or physical disability or similar cause, the Executive cannot substantially perform his duties as an employee, officer or director of the Corporation or any of its Subsidiaries, as applicable;

          (ii) a court of competent jurisdiction has declared the Executive to be mentally incompetent or incompetent to manage his affairs;

          (iii) the Executive is eligible for, has applied for, and has been accepted for long-term disability benefits under the Corporation's long-term disability plan; or

          (iv) an attorney pursuant to a continuing power of attorney for personal care or similar instrument is appointed to manage the affairs of the individual due to the Execctive's mental incompetence;

     1.12 "Just Cause" means:

          (i) theft, fraud, dishonesty or willful misconduct by the Executive involving the property, business or affairs of the Corporation, or the carrying out of the Executive's duties;

          (ii) the breach by the Executive in any material respect of the Executive's employment agreement; or

          (iii) any other conduct that would be determined by the courts of Texas to constitute misconduct;

     1.13 "Good Reason" means any of the following, unless consented to by the
          Executive:

          (i) a material reduction in the Executive's titles, reporting relationships, powers, authority, duties or responsibilities; or

          (ii) a material reduction in the Executive's annual base salary, benefits and perquisites.

     1.14 "Salary" has the meaning set out in section 3.1.

2.   EMPLOYMENT OF THE EXECUTIVE

     2.1 The Corporation shall continue to employ the Executive, and the Executive shall continue to serve the Corporation, in the position of Chief Operating Officer of the Corporation for the Term of this Agreement subject to termination pursuant to section 7;

     2.2  While employed by the Corporation:

          (a) The Executive shall report to the Chief Executive Officer of Corel Corporation and the Board and shall perform such duties, have such responsibilities and exercise such powers and authorities as are assigned to him by the Chief Executive Officer and the Board from time to time; and

          (b) The Executive shall devote the whole of his business time, attention and ability to the Business;

          (c) The Executive shall work on a remote basis from Dallas, Texas, however Executive acknowledges that he will be required to spend up to 50% of his time traveling to the Minneapolis, UK, and Ottawa offices to attend to meetings required to run the business.

          (d) For as long as the Executive remains ordinarily resident in Texas and submits US tax returns accordingly, the Corporation agrees that it will cover costs incurred to calculate any incremental cross border employment tax obligations incurred by Executive by virtue of his employment with the Corporation and that the Corporation will make such payments as are required to compensate the Executive for any such incrementalobligation such that the Executive's after tax compensation is equalized to the level as if Executive had worked 100% of the time in Texas.

     2.3 This Agreement replaces all previous agreements between the Executive and the Corporation (and its Affiliates, Associates and their predecessors and assignors) and the Executive hereby expressly waives all rights he would otherwise have under any such previous agreements, including the right to any severance benefits, benefits on change of control, and, for the period following March 1, 2005, any salary or incentive compensation, under said previous agreements.

3.   REMUNERATION

     Commencing and effective as of the Commencement Date, the remuneration of the Executive for services hereunder shall be as follows:

     3.1 The Executive shall receive an annual gross salary (before deduction for income taxes and other required deductions) of USD $260,000, which shall be reviewed periodically and which may be increased at the discretion of the Board (the "Salary"), payable in accordance with the policy of the Corporation for payments of salary to senior management. The Salary shall be effective March 1, 2005;

     3.2 The Executive shall also be eligible for an incentive bonus component of USD $130,000, (subject to statutory withholdings and deductions). The incentive bonus shall prorated for the fiscal year 2005 and will be based upon the successful realization of targets set on a periodic basis by Corporation. The incentive bonus shall be effective from March 1, 2005. The terms and conditions related to the calculation of the incentive bonus component, including the calculation of any payment of same prior to or following termination, shall be governed in accordance the incentive bonus plan.

          All payments in respect of 3.1 and 3.2 will be made by bank credit transfer.

     3.3 The Executive acknowledges that the granting of options is made only to full time employees, solely at Corporation's discretion and subject to the terms and conditions of any grant and of Corporation's stock option plan in effect, from time to time.

     3.4 The Executive shall be entitled to participate in benefits as are enjoyed from time to time generally by Employees in accordance with the established practices and policies of the Corporation as the Corporation may in its absolute discretion create from time to time. In this regard, the Corporation acknowledges having received a description of the benefits in force as of the date hereof.

4.   EXPENSES.

     4.1 The Corporation shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive while employed by the Corporation in the performance of his duties under this Agreement (including attendance at industry, financing and other conferences relevant to the Executive's performance of his duties hereunder), in accordance with the Corporation's policy for reimbursement of expenses, upon presentation of receipts or such other supporting documentation as the Corporation may reasonably require

     4.2 The Corporation shall provide accommodation in Ottawa of the Executive's choosing, for the sole use by the Executive and his family, subject to the following. The Corporation shall offset the first $3,000 CDN per month for costs incurred for Executive's accommodation, utilities and furniture, Should a furnished accommodation not be available, Corporation shall provide a one-time reimbursement of $10,000 CDN to be used by the Executive to furnish suitable accommodations and the offset described above shall reduce to $2,500 CDN per month. Except as provided for in the foregoing, any additional expense related to the accommodation and furniture shall be borne by the Executive.

     4.3 The Executive shall be reimbursed for travel expenses for family members who join or accompany the Executive on business related trips and to return there from, including travel to and from Ottawa, to a maximum of USD $10,000 per calendar year.

     4.4 The Executive shall be reimbursed for ground transportation costs incurred while in Ottawa to a maximum of $500 CDN per month.

5.   VACATION

     The Executive shall be entitled while employed by the Corporation to 4 weeks vacation with pay per year, in accordance with its normal practices. Vacation shall be taken by the Executive at such time as may be reasonably acceptable to the Corporation having regard to its operations.

6.   BENEFITS

     While the Executive is employed by the Corporation, the Corporation shall provide to the Executive the benefits made generally available to its senior executives, save and except any long term incentive, profit sharing, option or similar plan, other than as expressly set out in this Agreement (the "Benefits"). The Benefits shall be provided in accordance with and subject to the terms and conditions of the applicable fund, plan or arrangement relating thereto in effect from time to time.

7.   TERMINATION

     7.1  The employment of the Executive shall terminate or be terminable:

          (a) by retirement or resignation on not less than 1 months written notice, of the Executive;

          (b) by the Corporation at any time on written notice to the Executive for Just Cause;

          (c) by the Corporation or the Executive at any time on written notice because of the occurrence of Disability;

          (d)  automatically upon the death of the Executive;

          (e)  by the Corporation at any time on written notice without Just
               Cause;

          (f)  by the Executive on written notice for Good Reason; or

          (g) by the Executive, within six (6) months of the hire date of a new CEO, and on three (3) months written notice from the Executive.

8.   PAYMENTS ON TERMINATION OF EMPLOYMENT

     8.1 If the employment of the Executive is terminated for retirement or resignation, pursuant to section 7.1 (a), the Executive will receive payment for Salary, incentive bonus, and accrued but unused vacation owing on the Date of Termination

     8.2 If the employment of the Executive is terminated for Just Cause, pursuant to section 7.1 (b), the Executive will receive payment for Salary and accrued but unused vacation owing on the Date of Termination.

     8.3 If the employment of the Executive is terminated at any time by the Corporation for Disability pursuant to section 7.1(c), by the death of the Executive pursuant to section 7.1 (d) without Just Cause pursuant to section 7.1(e), or by resignation for Good Reason pursuant to section 7.1(f), the following provisions shall apply conditional on the Executive (or the Executive's legal representative in the case of termination by reason of death) providing a full and final release to the Corporation in the form attached hereto as Schedule A:

          (a) The Corporation shall pay to the Executive, immediately following the Date of Termination, if not already paid, the Executive's Salary owing at the Date of Termination and any accrued but unused vacation in accordance with the Corporation's policy,

          (b) The Corporation shall pay to the Executive forthwith following the Date of Termination, a lump sum payment in USD equivalent (less deduction for income taxes and other required deductions) to six (6) month's annual Salary.

          (c) The Executive shall continue to receive health benefits to the extent the Corporation is permitted by the terms of the relevant benefit plan(s) to provide such health benefits for six (6) months following the date of termination and, to the extent the Corporation is not so permitted, the Corporation shall make a payment equal to the cost to the Corporation of such benefits for said period;

          (d) The Corporation shall reimburse expenses incurred by the Executive on or prior to the Date of Termination for which the Executive would be entitled to reimbursement but for the termination of his employment hereunder;

          (e) The Executive shall continue to be reimbursed and/or receive, as the case may be, the Accommodation and Travel Expenses, to the extent that same are incurred, for six (6) months following the date of termination; and

          (f) The Executive is not obligated to mitigate his damages or to seek alternative employment. The payments refereed to in section 8.3 shall not be reduced if the Executive obtains alternate employment following termination.

     8.4 If the employment of the Executive is terminated by at any time by the Executive, pursuant to section 7.1(g), the following provisions shall apply conditional on the Executive providing the requisite notice and executing a full and final release to the Corporation in the form attached hereto as Schedule A:

          (a) The Corporation shall pay to the Executive, immediately following the Date of Termination, if not already paid, the Executive's Salary owing at the Date of Termination and any accrued but unused vacation in accordance with the Corporation's policy,

          (b) The Corporation shall pay to the Executive forthwith following the Date of Termination, a lump sum payment in USD equivalent (less deduction for income taxes and other required deductions) to three (3) month's annual Salary.

          (c) The Executive shall continue to receive health benefits to the extent the Corporation is permitted by the terms of the relevant benefit plan(s) to provide such health benefits for three (3) months following the date of termination and, to the extent the Corporation is not so permitted, the Corporation shall make a payment equal to the cost to the Corporation of such benefits for said period;

          (d) The Corporation shall reimburse expenses incurred by the Executive on or prior to the Date of Termination for which the Executive would be entitled to reimbursement but for the termination of his employment hereunder;

          (e) The Executive shall continue to be reimbursed and/or receive, as the case may be, the Accommodation and Travel Expenses, to the extent that same are incurred, for three (3) months following the date of termination; and

          (f) The Executive is not obligated to mitigate his damages or to seek alternative employment. The payments refereed to in section 8.4 shall not be reduced if the Executive obtains alternate employment following termination.

     8.5  The Executive acknowledges and agrees that the provisions of this section 8 are in satisfaction of and substitution for any and all statutory and common law rights, including without limitation, any right to reasonable notice of termination.

9.   RESIGNATION AS A DIRECTOR AND OFFICER

     On the Executive ceasing to be an employee of the Corporation for any reason, the Executive shall forthwith resign as a director and officer of the Corporation and all of its Affiliates (unless such position is established through a shareholder agreement or other contractual right).

10.  NON-COMPETITION AND NON-SOLICITATION

     10.1 The Executive shall not, during his employment and for the period ending 12 months after the Date of Termination, directly or indirectly in any manner whatsoever including either individually, or in partnership, jointly or in conjunction with any other person, or as principal, agent, owner, consultant, contractor, executive, officer, director, advisor or shareholder:

          (a)  be engaged in any undertaking;

          (b) have any financial or other interest (including an interest by way of royalty or compensation arrangements) in or in respect of the business of any person which carries on a business; or

          (c) advise, render or provide services to, lend money to or guarantee the debts or obligations of any person which carries on a business;

          in any province of Canada or any state of the United States, if, at the relevant time, the Corporation is carrying on business in such state or province, which is the same as or which competes in any material respect with the Business or any material part thereof carried on by the Corporation or any of its Affiliates on the Date of Termination or within the preceding 6 months;

     10.2 The Executive shall not, during his employment and for the period ending 24 months after the Date of Termination, directly or indirectly employ or retain as an independent contractor any employee of the Corporation or any of its Affiliates or induce or solicit, or attempt to induce, any such person to leave his or her employment;

     10.3 Nothing in this Agreement shall prevent the Executive from owning not more than 5% of any class of securities of an entity, the securities of which are listed on a recognized stock exchange or traded in the over the counter market in Canada, which carries on a business which is the same as or which competes with the business of the Corporation or any of its Affiliates.

11.  CONFIDENTIALITY

     11.1 The Executive agrees that all Confidential Information is the property of the Corporation or its Affiliates and that he shall keep the Confidential Information secret and confidential and shall not use (other than in connection with his employment with the Corporation or any of its Affiliates) or disclose to any person, directly or indirectly, any Confidential Information at any time hereafter, provided, however, that nothing in this section shall preclude the Executive from disclosing or using Confidential Information if:

          (a) the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;

          (b) disclosure is required to be made by any law, regulation, governmental body, or authority or by court order; or

          (c) disclosure is made to a court or other governmental regulatory or arbitral body which is determining the rights of the parties under this Agreement;

     11.2 The Executive acknowledges and agrees to return to the Corporation, upon the termination of his employment under this Agreement all records, books, samples, paper, notes or other documents or assets belonging to the Corporation or any Affiliate or relating to their business and to return any written Confidential Information;

     11.3 The Executive further acknowledges and agrees that the obligations under this section 11 and shall exist and continue in full force and effect notwithstanding any breach or repudiation, or alleged breach or repudiation, of or termination of this Agreement by the Corporation;

     11.4 For greater certainty, the Corporation acknowledges that this section 11 is not intended to apply to the skill, expertise, know-how and experience of the Executive gained in the performance of his employment or with respect to any skill, expertise, know-how and experience the Executive obtained prior to or outside his employment or directorship duties with the Corporation.

12.  INTELLECTUAL PROPERTY

     The Executive hereby assigns the Corporation his entire right, title and interest in any invention, work or formula, whether patentable or not or copyrightable or not, which is conceived or made solely by the Executive or jointly by the Executive and any other person or persons prior to termination of the Executive's employment and which relates in any manner to the Business, research or other activities of the Corporation or which is suggested by or results from any task assigned to or performed by the Executive on behalf of the Corporation. The Executive covenants and agrees that (i) he shall promptly disclose to the Corporation any invention or work covered by this paragraph,
(ii) if requested by the Corporation, he shall promptly execute a specific assignment of title to the Corporation for such invention or work, and (iii) he shall take all reasonable actions necessary to assist the Corporation, at the Corporation's expense, to secure patent or copyright protection in the United States, Canada and in foreign countries.

13.  REMEDIES

     The Executive acknowledges that a breach or threatened breach by the Executive of any provision of any of sections 10, 11 or 12 of this Agreement shall result in the Corporation and/or its Affiliates suffering irreparable harm which cannot be calculated or fully or adequately compensated by the recovery of damages alone. Accordingly, the Executive agrees that the Corporation and/or its Affiliates shall be entitled to (and the Executive shall not argue or take a position that the Corporation or any Affiliate shall not suffer irreparable harm) interim, interlocutory and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation and/or its Affiliates may become entitled.

14.  NOTICE

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by delivery by hand as hereinafter provided. Any such notice or other communication, if mailed by registered mail, shall be deemed to have been received on the day such mail is delivered by the post office, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the business day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

          (a) if to the Executive:

               Randy Eisenbach
               7402 Sugarbush
               Garland, TX
               75044

          (b) if to the Corporation:

               Corel Corporation
               1600 Carling Avenue
               Ottawa, Ontario KIZ 8R7

               Attention: General Counsel
               Telecopier No: (613) 725-2691

15.  ASSIGNMENT

     This Agreement shall be assignable by the Corporation, but shall not be assignable by the Executive.

16.  INVALIDITY OF PROVISIONS

     Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

17.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Corporation or its directors, officers and agents to the Executive, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

18.  WAIVER, AMENDMENT

     Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

19.  CURRENCY

     All amounts in this Agreement shall be paid in currency expressly noted. For payments to be received under this agreement in US Dollars, in the event that the Executive's compensation or other remuneration or reimbursement of these US Dollar amounts are required to transferred to a Canadian payroll system or otherwise paid in any currency other than US Dollars, the Executive shall receive an amount in such other currency taking into consideration the then prevailing exchange rate applicable to US currency conversion from the other currency.

20.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of Texas.

21.  SEVERABILITY AND JUDICIAL MODIFICATION

     IF any provision of this Agreement is held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

22.  COUNTERPARTS

     This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument. Counterpart signature pages may be delivered by facsimile.

23.  ACKNOWLEDGEMENT

     Each of the Corporation and the Executive acknowledges that:

     (a) he or it has had sufficient time to review and consider this Agreement thoroughly;

     (b) he or it has read and understands the terms of this Agreement and his or its obligations hereunder;

     (c) he or it was afforded the opportunity to retain independent legal advice concerning the interpretation and effect of this Agreement; and

     (d)  this Agreement is entered into voluntarily and without any pressure.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

     (c) he or it was afforded the opportunity to retain independent legal advice concerning the interpretation and effect of this Agreement; and

     (d)  this Agreement is entered into voluntarily and without any pressure.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

                                        COREL INC.


                                        BY: /s/ Amish Mehta
                                            ------------------------------------


SIGNED, SEALED & DELIVERED          )
IN THE PRESENCE OF                  )
                                    )
                                    )
/s/ Gail Oxley                      )   /s/ Randy Elsenbach
------------------------------------)   ----------------------------------------
WITNESS                             )   EXECUTIVE
                                    )
GAIL OXLEY                          )
WITNESS NAME (PRINTED)              )